Exhibit 99.1

XOMA Announces Management Changes

Berkeley, CA, August 31 – XOMA Ltd. (Nasdaq: XOMA) announced today Steve Engle has chosen to  resign from his positions as Chief Executive Officer, President and Chairman of the Board, effective August 31, 2011.  As a result, the Board has appointed John Varian, a current Board member, as interim Chief Executive Officer and W. Denman Van Ness, XOMA’s Lead Independent Director, as Chairman of the Board.  The Board is initiating a search for a permanent Chief Executive Officer.

“During his four years at XOMA, Steve has led the team in the transformation of the Company into a more product-focused organization.  His efforts resulted in the Servier collaboration for development and commercialization of XOMA 052 and enhancements to the research and biodefense programs, and he has built a strong management team aligned towards XOMA’s long-term vision of becoming a commercial organization.  On behalf of the Board, we wish to thank Steve for his dedicated service and are happy that he will remain available as a consultant in the coming months,” commented Mr. Van Ness. “We also appreciate John stepping into the role of interim Chief Executive Officer as we seek a new CEO to lead XOMA going forward.”

“It has been an honor to work with the many talented and dedicated people at XOMA.  Together, we have made important progress in our goal to develop new drugs that have the potential to give patients better options to treat their diseases, ” said Mr. Engle.  “I am looking forward to applying my expertise building life science companies in the future.”

“Given our talented, capable management team, XOMA is well-positioned today to advance its product development programs led by XOMA 052, and we are prepared to maintain positive momentum in all of our core areas during this transition,” Mr. Varian said.  “Key pieces are in place that allow us to achieve our goal of discovering, developing and commercializing our own products in specialized US markets, and  we are presented with an opportunity to take a fresh look at our business, potentially finding additional ways to  build value in the Company and for our shareholders.  As we continue to execute on our programs, we will seek a permanent CEO who is ready to take XOMA to the next level.”

Mr. Varian has served as a XOMA director since December 2008.  He was Chief Operating Officer of Aryx Therapeutics from December 2003 through August 2011 and was its Chief Financial Officer from April 2006 through March 2011.  Previously, Mr. Varian was Chief Financial Officer of Genset S.A., where he was a key member of the team negotiating the company's sale to Serono S.A. in 2002.  From October 1998 to April 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation.  Prior to the acquisition, he served as Neurex Corporation's Chief Financial Officer from June 1997 until October 1998.  From 1991 until 1997, Mr. Varian served as the VP Finance and CFO of Anergen Inc.  Mr. Varian was an Audit Principal / Senior Manager at Ernst & Young from 1987 until 1991 where he focused on life sciences.  He is a founding member of the Bay Area Bioscience Center and a former chairman of the Association of Bioscience Financial Officers International Conference.  Mr. Varian received a B.B.A. degree from Western Michigan University.

About XOMA

XOMA is a leader in the discovery and development of novel antibody therapeutics. The Company's proprietary product pipeline includes:

•
XOMA 052, a potentially best-in-class antibody that binds to the inflammatory cytokine interleukin-1 beta, or IL-1 beta. Les Laboratoires Servier is XOMA's development and commercialization partner for XOMA 052. XOMA and Servier plan to enter XOMA 052 into Phase 3 clinical development for Behcet's uveitis, an orphan indication, and Phase 2 development for cardiovascular disease.

•
XOMA 3AB, a novel combination of three antibodies in one product under development to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A, among the most deadly bioterror threats. XOMA 3AB is in a Phase 1 clinical trial sponsored by the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH). XOMA receives funding for development of XOMA 3AB under NIAID Contract # HHSN266200600008C.

•	A preclinical pipeline with candidates in development for autoimmune, cardio-metabolic, inflammatory and oncologic diseases.

XOMA has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary optimization and expression and manufacturing technologies that it uses for its own pipeline and in collaborations with pharmaceutical and biotechnology companies. XOMA technologies have contributed to the success of marketed antibody products including LUCENTIS® for wet age-related macular degeneration and CIMZIA® for rheumatoid arthritis and Crohn's disease. XOMA's fully integrated product development infrastructure extends from preclinical science to approval and is located in Berkeley, California. For more information, please visit www.xoma.com.

The XOMA Ltd. logo is available at www.globenewswire.com/newsroom/prs/?pkgid=5960

Forward-Looking Statements

Certain statements contained herein concerning product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

These risks, including those related to the generally unstable nature of current economic and financial market conditions; the results of discovery and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative or licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

CONTACT: XOMA Ltd.
         Company and Investor Contact:
         Carol DeGuzman
         510-204-7270

         Media Contact:
         Carolyn Hawley
         Canale Communications
         619-849-5375
         carolyn@canalecomm.com

         Institutional Investor Contacts:
         Lisa Burns
         Burns McClellan

         Or
         Juliane Snowden
         Burns McClellan
         jsnowden@burnsmc.com
         212-213-0006